Exhibit 99.1

          PRESS RELEASE       FOR IMMEDIATE RELEASE

          Getinge, Sweden -- July 29, 1996 -- Getinge Industrier AB (publ.), a Swedish company ("Getinge"), today announced the completion of the merger of its subsidiary, Getinge Acquisition Corp., into MDT Corporation. The merger, which resulted in MDT Corporation becoming an indirect wholly owned subsidiary of Getinge, was completed late today.

          Getinge also announced that the Board of Directors of MDT Corporation now consists of the following persons: Carl Bennet, Chairman, Harald Castler, Ulf Grunander, Lars-Peter Harbing, Ingmar Johansson, and Johan Malmqvist. Getinge further announced that the Board of Directors of MDT Corporation appointed Lars-Peter Harbing as President of MDT Corporation, replacing J. Miles Branagan.

          Getinge further announced that the Board of Directors of MDT Corporation has formed a Restructuring Committee to formulate a restructuring plan for MDT Corporation. Getinge, which operates in the field of medical technology, develops, manufactures and markets equipment and systems for sterilization and disinfection purposes within the pharmaceutical industry and health care sector. Getinge also develops, manufactures and markets hygiene and patient handling systems for the care of elderly and disabled people in the health care sector. The Getinge group of companies is one of the world's leaders within all of these sectors. Getinge is also a distributor of equipment and consumables to the dental sector in Scandinavia. Getinge has 66 subsidiaries and 17 factories in 22 countries and distributors in 100 countries.

          For further information, please contact:
          Carl Bennet, Managing Director, +44-35-15-55-00
          Getinge Industrier (publ.)